Exhibit 99.1

Livongo Reports Third Quarter 2020 Financial Results

•Third quarter total revenue of $106.1 million, up 126% year-over-year
•Over 442,000 enrolled Livongo for Diabetes Members, up 113% year-over-year
Mountain View, CA - October 28, 2020 - Livongo Health, Inc. (NASDAQ: LVGO), the leading Applied Health Signals company empowering people with chronic conditions to live better and healthier lives, today announced financial results for its third quarter ended September 30, 2020.
“Livongo delivered another quarter of greater than 100% revenue growth, driven by stronger than expected enrollment during the third quarter. Our whole person approach to care, which includes multiple product offerings, and our proven track record of driving positive clinical and financial outcomes continues to resonate with our Clients and their Members. We generated new record-high EVA (Estimated Value of Agreements) of $146 million in the third quarter, which we believe demonstrates the continued strong momentum in our business,” said Zane Burke, Chief Executive Officer of Livongo. “The proven strength and breadth of Livongo’s solutions were once again validated by our new business wins during the third quarter, including our partnership with Fresenius Medical Care North America for chronic kidney disease, our partnership with Magellan Health for behavioral health, and continued competitive displacements with large employers for our diabetes prevention program.”
“We remain very confident in Livongo’s continued growth, and we believe that joining with Teladoc Health (NYSE: TDOC) will build on Livongo’s success and dramatically accelerate our mission of empowering people with chronic conditions to live better and healthier lives,” said Glen Tullman, Founder and Executive Chairman of Livongo. “Many of our Members and Clients have expressed excitement for our pending combination with Teladoc Health because it offers them, for the first time, a truly comprehensive consumer centered virtual care solution.”
Third Quarter Fiscal 2020 Financial Highlights:
•Revenue: Total revenue for the quarter was $106.1 million, up 126% year-over-year, driven by the continued adoption of our Applied Health Signals platform.
•Gross Margin: GAAP gross margin of 75.6% and non-GAAP gross margin of 76.3%.
•Net Loss and Non-GAAP Net Income: GAAP net loss of $25.5 million, and GAAP net loss per share attributable to common stockholders of ($0.26) on a diluted basis; and non-GAAP net income of $19.2 million, and non-GAAP net income per share attributable to common stockholders of $0.16 on a diluted basis.
•Adjusted EBITDA: $20.7 million in the third quarter of 2020.
•Livongo for Diabetes Members: Over 442,000 as of September 30, 2020, up 113% year-over-year.
•Livongo Clients: 1,402 Clients as of September 30, 2020, up 71% year-over-year.
•Estimated Value of Agreements (EVA): $145.9 million up from $85.5 million in the third quarter of 2019, representing 71% growth year-over-year. EVA consists of the estimated value of agreements signed in the quarter with new Clients or expansions entered into with existing Clients.

“We believe the future of health is about keeping people healthy at home and being able to do so at scale,” said Livongo President Dr. Jennifer Schneider, M.D., M.S. “This includes meeting individuals where they are in their health journey in order to understand their status, determining their care needs, and recommending a next-best action. We call this consumer centered virtual care, which is enabled by connected devices and powered by data science. By combining Livongo’s advanced offerings and underlying data science platform with Teladoc’s telehealth, we can offer advantages that align with the move towards consumer centered virtual care.”

“Livongo delivered another strong performance in the third quarter, with Revenue, Member growth, and EVA all coming in better than expected,” said Lee Shapiro, Livongo Chief Financial Officer. “Revenue for the third quarter was driven by higher than expected enrollment, enabled by the investments we have made in our data science capabilities.”
Additional information on Livongo's reported results is included in the financial tables below.

Conference Call
Given the pending transaction with Teladoc Health, Livongo is not hosting a conference call in conjunction with its third quarter 2020 earnings release.

Non-GAAP Financial Measures and Key Metrics
Reconciliations of non-GAAP financial measures to the most directly comparable financial results as determined in accordance with GAAP are included at the end of this press release following the accompanying financial data. We believe that these non-GAAP financial measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding our performance by excluding certain items that may not be indicative of our business, results of operations, or outlook. However, non-GAAP financial information is presented for supplemental informational purposes only, has limitations as an analytical tool and should not be considered in isolation or as a substitute for financial information presented in accordance with GAAP. In addition, other companies, including companies in our industry, may calculate similarly-titled non-GAAP measures differently or may use other measures to evaluate their performance, all of which could reduce the usefulness of our non-GAAP financial measures as tools for comparison. We compensate for these limitations by analyzing current and future results on a GAAP basis as well as a non-GAAP basis and by providing specific information regarding the GAAP items excluded from these non-GAAP financial measures.
For a description of these non-GAAP financial measures, including the reasons management uses each measure, please see the section of the tables titled "About Non-GAAP Financial Measures."
In addition, we calculate and present certain key business metrics that we believe are useful in evaluating our business. For a description of these key metrics, including the reasons management uses each measure, please see the section of the tables titled "Key Metrics."
About Livongo
Livongo empowers people with chronic conditions to live better and healthier lives, beginning with diabetes and now including hypertension, weight management, diabetes prevention, and behavioral health. Livongo pioneered the category of Applied Health Signals to offer Members clinically-based insights that focus on the whole person and make it easier to stay healthy. Using its AI+AI engine, Livongo's team of data scientists aggregate and interpret substantial amounts of health data and information to create actionable, personalized and timely health signals delivered to Livongo Members exactly when and where they need them. The Livongo approach delivers better clinical and financial outcomes while creating a different and better experience for people with chronic conditions. For more information, visit: www.livongo.com or engage with Livongo on LinkedIn or Twitter.
Cautionary Note Regarding Forward-Looking Statements
This communication contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements generally include statements regarding the potential transaction between Teladoc Health, Inc. (“Teladoc”) and Livongo Health, Inc. (“Livongo”), including any statements regarding the expected timetable for completing the potential transaction, the ability to complete the potential transaction, the expected benefits of the potential transaction (including anticipated synergies, projected financial information and future opportunities) and any other statements regarding Teladoc’s and Livongo’s future expectations, beliefs, plans, objectives, results of operations, financial condition and cash flows, or future events or performance. These statements are often, but not always, made through the use of words or phrases such as “anticipate,” “intend,” “plan,” “believe,” “project,” “estimate,” “expect,” “may,” “should,” “will” and similar expressions. All such forward-looking statements are based on current expectations of Teladoc’s and Livongo’s management and therefore involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Key factors that could cause actual results to differ materially from those projected in the forward-looking statements include the ability to obtain the requisite Teladoc and Livongo stockholder approvals; uncertainties as to the timing to consummate the potential transaction; the risk that a condition to closing the potential transaction may not be satisfied; the risk that the anticipated U.S. federal income tax treatment of the transaction is not obtained; litigation relating to the potential transaction that have been or could be instituted against Teladoc, Livongo or their respective directors; the effects of disruption to Teladoc’s or Livongo’s respective businesses; restrictions during the pendency of the potential transaction that may impact Teladoc’s or Livongo’s ability to pursue certain business opportunities or strategic transactions; the effect of this communication on Teladoc’s or Livongo’s stock prices; transaction costs; Teladoc’s ability to achieve the benefits from the proposed transaction; Teladoc’s ability to effectively integrate acquired operations into its own operations; the ability of Teladoc or Livongo to retain and hire key personnel; unknown liabilities; and the diversion of management time on transaction-related issues. Other important factors that could cause actual results to differ materially from those in the forward-looking statements include the effects of industry, market, economic, political or regulatory conditions outside of Teladoc’s or Livongo’s control (including public health crises, such as pandemics and epidemics); changes in laws and regulations applicable to Teladoc’s business model; changes in market conditions and receptivity to Teladoc’s services and offerings; results of litigation; the loss of one or more key clients of Teladoc (including potential adverse reactions or changes to business relationships resulting from the announcement or completion of the potential transaction); changes to Teladoc’s abilities to recruit and retain qualified providers into its network; the impact of the COVID-19 pandemic on the parties’ business and general economic conditions; risks regarding Livongo’s ability to retain clients and sell additional solutions to new and existing clients; Livongo’s ability to attract and enroll new members; the growth and success of Livongo’s partners and reseller relationships; Livongo’s ability to estimate the size of its target market; uncertainty in the healthcare regulatory environment; and the factors set forth under the heading “Risk Factors” of Teladoc’s Annual Report and Livongo’s Annual Report, in each case on Form 10-K, and in subsequent filings with the U.S. Securities and Exchange Commission (the “SEC”). These risks, as well as other risks associated with the potential transaction, are more fully discussed in the joint proxy statement/prospectus filed with the SEC in connection with the proposed transaction. Other unpredictable or unknown factors not discussed in this communication could also have material adverse effects on forward-looking statements. Neither Teladoc nor Livongo assumes any obligation to update any forward-looking statements, except as required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.

No Offer or Solicitation
This communication does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.
Important Information for Investors and Stockholders
In connection with the potential transaction, Teladoc has filed a registration statement on Form S-4 (File No. 333-248568) with the SEC containing a prospectus of Teladoc that also constitutes a definitive joint proxy statement of each of Teladoc and Livongo. The registration statement, as amended, was declared effective by the SEC on September 15, 2020. Each of Teladoc and Livongo commenced mailing copies of the definitive joint proxy statement/prospectus to stockholders of Teladoc and Livongo, respectively, on or about September 15, 2020. Teladoc and Livongo may also file other documents with the SEC regarding the potential transaction. This communication is not a substitute for the joint proxy statement/prospectus or registration statement or for any other document that Teladoc or Livongo have filed or may file with the SEC in connection with the potential transaction. INVESTORS AND SECURITY HOLDERS OF TELADOC AND LIVONGO ARE URGED TO READ THE JOINT PROXY STATEMENT/PROSPECTUS AND OTHER DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS, CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY CONTAIN IMPORTANT INFORMATION. Investors and security holders will be able to obtain free copies of the joint proxy statement/prospectus and other documents filed with the SEC by Teladoc or Livongo through the website maintained by the SEC at http://www.sec.gov. Copies of the documents filed with the SEC by Teladoc will be available free of charge on Teladoc’s website at https://ir.teladochealth.com and copies of the documents filed with the SEC by Livongo will be available free of charge on Livongo’s website at https://ir.livongo.com/. Additionally, copies may be obtained by contacting the investor relations departments of Teladoc or Livongo.
Teladoc and Livongo and certain of their respective directors, certain of their respective executive officers and other members of management and employees may be considered participants in the solicitation of proxies with respect to the potential transaction under the rules of the SEC. Information about the directors and executive officers of Teladoc is set forth in its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 14, 2020. Information about the directors and executive officers of Livongo is set forth in its Annual Report on Form 10-K for the year ended December 31, 2019, which was filed with the SEC on March 24, 2020, and its proxy statement for its 2020 annual meeting of stockholders, which was filed with the SEC on April 6, 2020. These documents can be obtained free of charge from the sources indicated above. Additional information regarding the interests of such participants in the solicitation of proxies in respect of the potential transaction are included in the registration statement and joint proxy statement/prospectus and other relevant materials filed with the SEC.
The term “Livongo” and such terms as “the company,” “the corporation,” “our,” “we,” “us” and “its” may refer to Livongo Health, Inc., one or more of its consolidated subsidiaries, or to all of them taken as a whole. All of these terms are used for convenience only and are not intended as a precise description of any of the separate companies, each of which manages its own affairs.
Investor Contact:
Jason Plagman
Investor-relations@livongo.com
785-550-6048

Media Contact:
John Hallock
press@livongo.com
617-615-7712

LIVONGO HEALTH, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, except per share data)
(unaudited)

	September 30, 2020	December 31, 2019
ASSETS
Current assets:
Cash and cash equivalents	$644,398	$241,738
Short-term investments	152,500	150,000
Accounts receivable, net of allowance for doubtful accounts of $2,281 and $1,245 as of September 30, 2020 and December 31, 2019, respectively	78,479	40,875
Inventories	22,513	28,983
Deferred costs, current	30,269	16,051
Prepaid expenses and other current assets	16,888	9,860
Total current assets	945,047	487,507
Property and equipment, net	19,321	10,354
Operating lease right-of-use assets	15,342	—
Restricted cash, noncurrent	1,270	1,270
Goodwill	35,801	35,801
Intangible assets, net	14,390	16,469
Deferred costs, noncurrent	12,141	5,700
Other noncurrent assets	650	3,460
TOTAL ASSETS	$1,043,962	$560,561
LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$15,582	$8,362
Accrued expenses and other current liabilities	37,059	27,801
Deferred revenue, current	6,785	3,945
Advance payments from partner, current	1,722	1,767
Total current liabilities	61,148	41,875
Operating lease liabilities, noncurrent	15,383	—
Deferred revenue, noncurrent	1,781	654
Advance payment from partner, noncurrent	7,624	7,754
Convertible senior notes, net	402,935	—
Other noncurrent liabilities	1,128	2,914
TOTAL LIABILITIES	489,999	53,197
Commitments and contingencies
Redeemable convertible preferred stock, par value of $0.001 per share	—	—
Stockholders’ equity:
Preferred stock, par value of $0.001 per share	—	—
Common stock, par value of $0.001 per share	102	95
Additional paid-in capital	750,726	671,467
Accumulated deficit	(196,865)	(164,198)
TOTAL STOCKHOLDERS’ EQUITY	553,963	507,364
TOTAL LIABILITIES, REDEEMABLE CONVERTIBLE PREFERRED STOCK, AND STOCKHOLDERS’ EQUITY	$1,043,962	$560,561

LIVONGO HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share data)
(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Revenue	$106,104	$46,860	$266,850	$119,842
Cost of revenue(1)(2)	25,922	11,448	65,496	33,275
Gross profit	80,182	35,412	201,354	86,567
Operating expenses:
Research and development(1)(3)	18,907	17,794	48,713	37,079
Sales and marketing(1)(2)	37,188	23,923	97,724	56,399
General and administrative(1)(3)	45,674	14,182	83,547	41,998
Change in fair value of contingent consideration	(2,220)	55	(2,134)	1,011
Total operating expenses	99,549	55,954	227,850	136,487
Loss from operations	(19,367)	(20,542)	(26,496)	(49,920)
Interest income	1,517	1,418	3,993	2,059
Interest expense	(7,689)	—	(10,009)	—
Other expense, net	(38)	(9)	(99)	(3)
Loss before provision for income taxes	(25,577)	(19,133)	(32,611)	(47,864)
Income tax (benefit) provision	(37)	6	56	(1,377)
Net loss	$(25,540)	$(19,139)	$(32,667)	$(46,487)
Accretion of redeemable convertible preferred stock	—	(13)	—	(96)
Net loss attributable to common stockholders	$(25,540)	$(19,152)	$(32,667)	$(46,583)
Net loss per share attributable to common stockholders, basic and diluted	$(0.26)	$(0.27)	$(0.33)	$(1.27)
Weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted(4)	100,071	72,197	97,849	36,636

(1)Includes stock-based compensation expense as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Cost of revenue	$253	$94	$463	$106
Research and development	3,193	5,460	7,002	6,312
Sales and marketing	3,335	5,134	7,751	5,394
General and administrative	4,503	4,854	14,006	13,693
Total stock-based compensation expense	$11,284	$15,542	$29,222	$25,505

(2)Includes amortization of intangible assets as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

Cost of revenue	$420	$420	$1,260	$1,100
Sales and marketing	271	276	819	789
Total amortization of intangible assets	$691	$696	$2,079	$1,889

(3)Includes acquisition-related expenses as follows:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019

General and administrative	$24,755	$11	$24,755	$236
Total acquisition-related expenses	$24,755	$11	$24,755	$236

(4)    For all periods presented, the weighted-average shares used in computing net loss per share attributable to common stockholders, basic and diluted, include the weighted-average outstanding shares for the following common stock issued in connection with our IPO in July 2019: (i) all shares of redeemable convertible preferred stock then outstanding, totaling 58,615 shares, were automatically converted into an equivalent number of shares of common stock on a one-to-one basis and (ii) we sold 14,590 shares of our common stock at an offering price of $28.00 per share, including 1,903 shares of common stock pursuant to the exercise in full of the underwriters' option to purchase additional shares.

LIVONGO HEALTH, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)
(unaudited)

	Nine Months Ended September 30,
	2020	2019
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(32,667)	$(46,487)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expense	4,382	2,312
Amortization of intangible assets	2,079	1,889
Non-cash operating lease cost	3,298	—
Amortization of debt discount and debt issuance cost	8,408	—
Change in fair value of contingent consideration	(2,134)	1,011
Allowance for doubtful accounts	2,462	501
Stock-based compensation expense	29,221	25,543
Deferred income taxes	—	(1,396)
Changes in operating assets and liabilities, net of impact of acquisitions:
Accounts receivable, net	(40,066)	(23,047)
Inventories	6,470	(12,340)
Deferred costs	(20,431)	(9,141)
Prepaid expenses and other assets	(6,318)	(4,790)
Accounts payable	7,112	1,041
Accrued expenses and other liabilities	8,013	5,447
Operating lease liabilities	(48)	—
Deferred revenue	3,967	1,128
Advance payments from partner	—	2,796
Net cash used in operating activities	(26,252)	(55,533)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchases of property and equipment	(7,430)	(1,334)
Capitalized internal-use software costs	(5,196)	(3,558)
Change in escrow deposit	2,100	1,750
Investment in certificate of deposit	(52,500)	(50,000)
Proceeds from maturity of certificate of deposit	50,000	—
Acquisitions, net of cash acquired	—	(27,435)
Net cash used in investing activities	(13,026)	(80,577)
CASH FLOWS FROM FINANCING ACTIVITIES
Proceeds from issuance of common stock upon initial public offering, net of issuance costs	—	379,925
Proceeds from exercise of stock options, net of repurchases	5,660	1,959
Proceeds from exercise of common stock warrants	—	60
Proceeds from issuance of common stock under employee stock purchase plan	2,155	—
Payment of deferred offering costs	(286)	(1,972)
Payment of deferred acquisition-related contingent consideration	(1,356)	(1,316)
Proceeds from issuance of convertible notes, net of transaction costs of $14,775	534,597	—
Payment of capped calls related to issuance of convertible senior notes	(69,850)	—
Proceeds from the sale of common stock to fund employee taxes on equity awards	21,009	—
Employee taxes paid related to the settlement of equity awards	(49,991)	(563)
Net cash provided by financing activities	441,938	378,093
Net increase (decrease) in cash, cash equivalents, and restricted cash	402,660	241,983
Cash, cash equivalents, and restricted cash, beginning of period	243,008	109,107
Cash, cash equivalents, and restricted cash, end of period	$645,668	$351,090
Reconciliation of cash, cash equivalents, and restricted cash:
Cash and cash equivalents	$644,398	$349,820
Restricted cash	1,270	1,270
Total cash, cash equivalents, and restricted cash, end of period	$645,668	$351,090

About Non-GAAP Financial Measures
In addition to our financial results determined in accordance with U.S. Generally Accepted Accounting Principles (GAAP), we believe non-GAAP measures are useful in evaluating our operating performance. In particular, we believe that the use of non-GAAP net income (loss), adjusted gross profit, adjusted gross margin, and adjusted EBITDA is helpful to our investors as they are metrics used by management in assessing the health of our business and our operating performance. We use these non-GAAP financial measures to evaluate our ongoing operations and for internal planning and forecasting purposes. A reconciliation is provided below for each non-GAAP financial measure to the most directly comparable financial measure stated in accordance with GAAP. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures, and not to rely on any single financial measure to evaluate our business.
Non-GAAP Net Income (Loss)
We define non-GAAP net income (loss) as net loss less: (i) stock-based compensation expense, (ii) amortization of intangible assets, (iii) employer payroll taxes on stock-based compensation, (iv) acquisition-related expenses, (v) change in fair value of contingent consideration, (vi) non-cash interest expense on convertible senior notes, and (vi) tax impact. Prior to the second quarter of 2020, the employer portion of payroll taxes on stock-based compensation was insignificant and therefore we had not historically excluded such amounts from non-GAAP net income (loss). However, because the amount of stock-based compensation expense has increased in the ordinary course of business, the employer payroll taxes on our stock-based compensation has also increased and become more meaningful. We believe that, similar to stock-based compensation expense, such payroll taxes are unrelated to overall operating performance and therefore beginning with the second quarter of 2020 we determined to exclude such amounts from non-GAAP net income (loss). We made this update to our presentation prospectively for the second quarter of 2020 and have not updated any prior periods because such amounts were insignificant.
Non-GAAP net income (loss) is used by our management to understand and evaluate our operating performance and trends. We believe that non-GAAP net income (loss) is helpful in providing useful information about our operating results because it eliminates the effect of items that are unrelated to overall performance, but non-GAAP net income (loss) is not meant to be considered in isolation or as a substitute for comparable GAAP measures and should be read only in conjunction with our consolidated financial statements prepared in accordance with GAAP.

LIVONGO HEALTH, INC.
RECONCILIATION OF GAAP TO NON-GAAP MEASURES
(in thousands, except percentages)
(unaudited)

	Three Months Ended September 30, 2020
	GAAP	Stock-Based Compensation Expense	Amortization of Intangible Assets	Employer Payroll Taxes on Stock-Based Compensation (1)	Acquisition Related Expenses	Change in Fair Value of Contingent Consideration	Non-Cash Interest Expense on Convertible Senior Notes	Tax Impact	Non-GAAP
Cost of revenue	$25,922	$(253)	$(420)	$(73)	$—	$—	$—	$—	$25,176
Gross profit	$80,182	$253	$420	$73	$—	$—	$—	$—	$80,928
Gross margin	75.6%								76.3%
Research and development	$18,907	$(3,193)	$—	$(1,317)	$—	$—	$—	$—	$14,397
Sales and marketing	$37,188	$(3,335)	$(271)	$(725)	$—	$—	$—	$—	$32,857
General and administrative	$45,674	$(4,503)	$—	$(1,644)	$(24,755)	$—	$—	$—	$14,772
Change in fair value of contingent consideration	$(2,220)	$—	$—	$—	$—	$2,220	$—	$—	$—
Total operating expenses	$99,549	$(11,031)	$(271)	$(3,686)	$(24,755)	$2,220	$—	$—	$62,026
Loss from operations	$(19,367)	$11,284	$691	$3,759	$24,755	$(2,220)	$—	$—	$18,902
Interest income	$1,517	$—	$—	$—	$—	$—	$—	$—	$1,517
Interest expense	$(7,689)	$—	$—	$—	$—	$—	$6,486	$—	$(1,203)
Other expense, net	$(38)	$—	$—	$—	$—	$—	$—	$—	$(38)
Loss before provision for income taxes	$(25,577)	$11,284	$691	$3,759	$24,755	$(2,220)	$6,486	$—	$19,178
Income tax benefit	$(37)	$—	$—		$—	$—	$—	$—	$(37)
Net (loss) income	$(25,540)	$11,284	$691	$3,759	$24,755	$(2,220)	$6,486	$—	$19,215
Net (loss) income attributable to common stockholders	$(25,540)	$11,284	$691	$3,759	$24,755	$(2,220)	$6,486	$—	$19,215
Net (loss) income per share attributable to common stockholders, diluted	$(0.26)								$0.16
Weighted-average shares used in computing net income (loss) per share attributable to common stockholders, diluted	100,071								117,568
(1)Beginning in the second quarter of 2020, we made a prospective update to our presentation of non-GAAP net income to exclude (i.e., add back) the employer portion of payroll taxes on stock-based compensation. As such, the non-GAAP net income presented above for the three months ended September 30, 2020 excludes our portion of payroll taxes on stock-based compensation from the third quarter of 2020. We have not updated any prior periods.

	Three Months Ended September 30, 2019
	GAAP	Stock-Based Compensation Expense	Amortization of Intangible Assets	Acquisition Related Expenses	Change in Fair Value of Contingent Consideration	Tax Impact	Non-GAAP
Cost of revenue	$11,448	$(94)	$(420)	$—	$—	$—	$10,934
Gross profit	$35,412	$94	$420	$—	$—	$—	$35,926
Gross margin	75.6%						76.7%
Research and development	$17,794	$(5,460)	$—	$—	$—	$—	$12,334
Sales and marketing	$23,923	$(5,134)	$(276)	$—	$—	$—	$18,513
General and administrative	$14,182	$(4,854)	$—	$(11)	$—	$—	$9,317
Change in fair value of contingent consideration	$55	$—	$—	$—	$(55)	$—	$—
Total operating expenses	$55,954	$(15,448)	$(276)	$(11)	$(55)	$—	$40,164
Loss from operations	$(20,542)	$15,542	$696	$11	$55	$—	$(4,238)
Interest income	$1,418	$—	$—	$—	$—	$—	$1,418
Interest expense	$—	$—	$—	$—	$—	$—	$—
Other expense, net	$(9)	$—	$—	$—	$—	$—	$(9)
Loss before provision for income taxes	$(19,133)	$15,542	$696	$11	$55	$—	$(2,829)
Income tax provision	$6	$—	$—	$—	$—	$—	$6
Net loss	$(19,139)	$15,542	$696	$11	$55	$—	$(2,835)
Accretion of redeemable convertible preferred stock	$(13)	$—	$—	$—	$—	$—	$(13)
Net loss attributable to common stockholders	$(19,152)	$15,542	$696	$11	$55	$—	$(2,848)
Net loss per share attributable to common stockholders, diluted	$(0.27)						$(0.04)
Weighted-average shares used in computing net loss per share attributable to common stockholders, diluted	72,197						72,197

	Nine Months Ended September 30, 2020
	GAAP	Stock-Based Compensation Expense	Amortization of Intangible Assets	Employer Payroll Taxes on Stock Based Compensation (1)	Acquisition Related Expenses	Change in Fair Value of Contingent Consideration	Non-Cash Interest Expense on Convertible Debt	Tax Impact	Non-GAAP
Cost of revenue	$65,496	$(463)	$(1,260)	$(100)	$—	$—	$—	$—	$63,673
Gross profit	$201,354	$463	$1,260	$100	$—	$—	$—	$—	$203,177
Gross margin	75.5%								76.1%
Research and development	$48,713	$(7,002)	$—	$(2,042)	$—	$—	$—	$—	$39,669
Sales and marketing	$97,724	$(7,751)	$(819)	$(1,343)	$—	$—	$—	$—	$87,811
General and administrative	$83,547	$(14,006)	$—	$(2,471)	$(24,755)	$—	$—	$—	$42,315
Change in fair value of contingent consideration	$(2,134)	$—	$—	$—	$—	$2,134	$—	$—	$—
Total operating expenses	$227,850	$(28,759)	$(819)	$(5,856)	$(24,755)	$2,134	$—	$—	$169,795
(Loss) income from operations	$(26,496)	$29,222	$2,079	$5,956	$24,755	$(2,134)	$—	$—	$33,382
Interest income	$3,993	$—	$—	$—	$—	$—	$—	$—	$3,993
Interest expense	$(10,009)	$—	$—	$—	$—	$—	$8,408	$—	$(1,601)
Other expense, net	$(99)	$—	$—	$—	$—	$—	$—	$—	$(99)
(Loss) income before provision for income taxes	$(32,611)	$29,222	$2,079	$5,956	$24,755	$(2,134)	$8,408	$—	$35,675
Income tax provision	$56	$—	$—	$—	$—	$—	$—	$—	$56
Net (loss) income	$(32,667)	$29,222	$2,079	$5,956	$24,755	$(2,134)	$8,408	$—	$35,619
Net (loss) income attributable to common stockholders	$(32,667)	$29,222	$2,079	$5,956	$24,755	$(2,134)	$8,408	$—	$35,619
Net (loss) income per share attributable to common stockholders, diluted	$(0.33)								$0.31
Weighted-average shares used in computing net loss per share attributable to common stockholders, diluted	97,849								113,731
(1)Beginning in the second quarter of 2020, we made a prospective update to our presentation of non-GAAP net income to exclude (i.e., add back) the employer portion of payroll taxes on stock-based compensation. As such, the non-GAAP net income presented above for the nine months ended September 30, 2020 excludes our portion of payroll taxes on stock-based compensation from the second and third quarters of 2020. We have not updated any prior periods.

	Nine Months Ended September 30, 2019
	GAAP	Stock-Based Compensation Expense	Amortization of Intangible Assets	Acquisition Related Expenses	Change in Fair Value of Contingent Consideration	Tax Impact	Non-GAAP
Cost of revenue	$33,275	$(106)	$(1,100)	$—	$—	$—	$32,069
Gross profit	$86,567	$106	$1,100	$—	$—	$—	$87,773
Gross margin	72.2%						73.2%
Research and development	$37,079	$(6,312)	$—	$—	$—	$—	$30,767
Sales and marketing	$56,399	$(5,394)	$(789)	$—	$—	$—	$50,216
General and administrative	$41,998	$(13,693)	$—	$(236)	$—	$—	$28,069
Change in fair value of contingent consideration	$1,011	$—	$—	$—	$(1,011)	$—	$—
Total operating expenses	$136,487	$(25,399)	$(789)	$(236)	$(1,011)	$—	$109,052
Loss from operations	$(49,920)	$25,505	$1,889	$236	$1,011	$—	$(21,279)
Interest income	$2,059	$—	$—	$—	$—	$—	$2,059
Interest expense	$—	$—	$—	$—	$—	$—	$—
Other expense, net	$(3)	$—	$—	$—	$—	$—	$(3)
(Loss) income before provision for income taxes	$(47,864)	$25,505	$1,889	$236	$1,011	$—	$(19,223)
Income tax (benefit) provision	$(1,377)	$—	$—	$—	$—	$1,396	$19
Net loss	$(46,487)	$25,505	$1,889	$236	$1,011	$(1,396)	$(19,242)
Accretion of redeemable convertible preferred stock	$(96)	$—	$—	$—	$—	$—	$(96)
Net loss attributable to common stockholders	$(46,583)	$25,505	$1,889	$236	$1,011	$(1,396)	$(19,338)
Net loss per share attributable to common stockholders, diluted	$(1.27)						$(0.53)
Weighted-average shares used in computing net loss per share attributable to common stockholders, diluted	36,636						36,636

Adjusted Gross Profit and Adjusted Gross Margin
Adjusted gross profit and adjusted gross margin are key performance measures that our management uses to assess our overall performance. We define adjusted gross profit as GAAP gross profit, excluding (i) stock-based compensation expense, (ii) amortization of intangible assets, and (iii) employer payroll taxes on stock-based compensation. Prior to the second quarter of 2020, the employer portion of payroll taxes on stock-based compensation was insignificant and therefore we had not historically excluded such amounts from adjusted gross profit and adjusted gross margin. However, because the amount of stock-based compensation expense has increased in the ordinary course of business, the employer payroll taxes on our stock-based compensation has also increased and become more meaningful. We believe that, similar to stock-based compensation expense, such payroll taxes are unrelated to overall operating performance and therefore beginning with the second quarter of 2020 we determined to exclude such amounts from adjusted gross profit and adjusted gross margin. We made this update to our presentation prospectively for the second quarter of 2020 and have not updated any prior periods because such amounts were insignificant.
We define adjusted gross margin as our adjusted gross profit divided by our revenue. We believe adjusted gross profit and adjusted gross margin provide our management and investors consistency and comparability with our past financial performance and facilitate period-to-period comparisons of operations, as these metrics eliminate the effects of the above-referenced items as factors unrelated to overall operating performance. The following table presents a reconciliation of adjusted gross profit from the most comparable GAAP measure, gross profit, for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(dollars in thousands)
Gross profit	$80,182	$35,412	$201,354	$86,567
Add:
Stock-based compensation expense	253	94	463	106
Amortization of intangible assets	420	420	1,260	1,100
Employer payroll tax on stock-based compensation(1)	73	—	100	—
Adjusted gross profit	$80,928	$35,926	$203,177	$87,773
Adjusted gross margin (as a percentage of revenue)	76.3%	76.7%	76.1%	73.2%
(1)Beginning in the second quarter of 2020, we made a prospective update to our presentation of adjusted gross profit and adjusted gross margin to exclude (i.e., add back) the employer portion of payroll taxes on stock-based compensation. As such, the adjusted gross profit and adjusted gross margin presented above excludes our portion of payroll taxes on stock-based compensation from the second and third quarters of 2020 recorded as a component of cost of revenue. We have not updated any prior periods.
Adjusted EBITDA
Adjusted EBITDA is a key performance measure that our management uses to assess our operating performance. Because adjusted EBITDA facilitates internal comparisons of our historical operating performance on a more consistent basis, we use this measure for business planning purposes and in evaluating acquisition opportunities.
We calculate adjusted EBITDA as net loss adjusted to exclude (i) depreciation and amortization, (ii) amortization of intangible assets, (iii) stock-based compensation expense, (iv) employer payroll taxes on stock-based compensation, (v) acquisition-related expenses, (vi) change in fair value of contingent consideration, (vii) the total of interest income, interest expense and other expense, net, and (viii) income tax (benefit) provision. Prior to the second quarter of 2020, the employer portion of payroll taxes on stock-based compensation was insignificant and therefore we had not historically excluded such amounts from adjusted EBITDA. However, because the amount of stock-based compensation expense has increased in the ordinary course of business, the employer payroll taxes on our stock-based compensation has also increased and become more meaningful. We believe that, similar to stock-based compensation expense, such payroll taxes are unrelated to overall operating performance and therefore beginning with the second quarter of 2020 we determined to exclude such amounts from adjusted EBITDA. We made this update to our presentation prospectively for the second quarter of 2020 and have not updated any prior periods because such amounts were insignificant.
The following table presents a reconciliation of adjusted EBITDA from the most comparable GAAP measure, net loss, for the periods presented:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(in thousands)
Net loss	$(25,540)	$(19,139)	$(32,667)	$(46,487)
Add:
Depreciation and amortization(1)	1,763	862	4,382	2,312
Amortization of intangible assets	691	696	2,079	1,889
Stock-based compensation expense	11,284	15,542	29,222	25,505
Employer payroll tax on stock-based compensation(2)	3,759	—	5,956	—
Acquisition-related expenses(3)	24,755	11	24,755	236
Change in fair value of contingent consideration	(2,220)	55	(2,134)	1,011
Interest income, interest expense and other expense, net	6,210	(1,409)	6,115	(2,056)
Income tax (benefit) provision	(37)	6	56	(1,377)
Adjusted EBITDA	$20,665	$(3,376)	$37,764	$(18,967)
______________
(1)Depreciation and amortization includes depreciation of property and equipment, amortization of debt discount, and amortization of capitalized internal-use software costs.
(2)Beginning in the second quarter of 2020, we made a prospective update to our presentation of adjusted EBITDA to exclude (i.e., add back) the employer portion of payroll taxes on stock-based compensation. As such, the adjusted EBITDA presented above excludes our portion of payroll taxes on stock-based compensation from the second and third quarters of 2020. We have not updated any prior periods. The adjusted EBITDA presented above for the nine months ended September 30, 2020 also excludes the employer portion of payroll taxes paid in connection with the stock releases upon the expiration of the lock-up agreement related to our IPO because such payroll taxes were a one-time occurrence in the three months ended March 31, 2020.
(3)Acquisition-related expenses consist primarily of transaction and transition related fees and expenses, including legal, accounting, and other professional fees.

Some of the limitations of adjusted EBITDA include (i) adjusted EBITDA does not properly reflect capital commitments to be paid in the future, and (ii) although depreciation and amortization are non-cash charges, the underlying assets may need to be replaced and adjusted EBITDA does not reflect these capital expenditures. Our adjusted EBITDA may not be comparable to similarly titled measures of other companies because they may not calculate adjusted EBITDA in the same manner as we calculate the measure, limiting its usefulness as a comparative measure. In evaluating adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items. When evaluating our performance, you should consider adjusted EBITDA alongside other financial performance measures, including our net loss and other GAAP results.

Key Metrics
We monitor the following key metrics to help us evaluate our business, identify trends affecting our business, formulate business plans and make strategic decisions.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2020	2019	2020	2019
	(dollars in thousands)
Clients(1)	1,402	819	1,402	819
Enrolled Diabetes Members	442,724	207,815	442,724	207,815
Estimated Value of Agreements(2)	$145,866	$85,534	$343,579	$207,831
(1)Clients for the three and nine months ended September 30, 2019 have been updated to conform to current methodology as described further below.
(2)Previously referred to as total contract value
Clients. We define our clients as business entities that have at least one active paid contract with us at the end of a particular period. Entities that access our platform through our channel partners, such as PBMs and resellers, are counted as individual clients. Historically, we have treated our partnerships with health plans as a single client because of the relatively small number of employers who enrolled under those plans, though multiple employers may contract for our services through a single health plan. Because of the increase in the number of employers who are enrolling through health plans instead of other channels, beginning with the first quarter of 2020 we believe that it is more appropriate to treat health plans in the same manner as we treat our channel partners, such as PBMs and resellers, and include entities who enroll in our platform through a health plan as separate clients. The historical information presented has been revised to include such entities as individual clients. We do not count our channel partners, such as PBMs, health plans, or resellers as clients, unless they also separately have active paid contracts for our solutions. If business units or subsidiaries of the same entity enter into separate agreements with us, they are counted as separate clients. However, entities that have purchased multiple solutions through different contracts are treated as a single client.
Enrolled Diabetes Members. We believe our ability to grow the number of enrolled diabetes members is an indicator of penetration of our flagship solution, Livongo for Diabetes. We define our enrolled diabetes members as all individuals that are enrolled in Livongo for Diabetes at the end of a given period. This number excludes: (i) employees (or their dependents) of a client that have ceased using our solution, (ii) employees who no longer have an employment relationship with an active client, and their dependents, and (iii) employees (and their dependents) who have not been active on or used our solution for a period of time as specified in the applicable client’s agreement, which is typically between four and six months.
Estimated Value of Agreements (EVA). This represents the estimated value of agreements, signed in the relevant period and was previously referred to as the Total Contract Value, or TCV, in certain of Livongo's previous filings with the Securities and Exchange Commission. Estimated Value of Agreements includes agreements entered into with new clients or expansions entered into with existing clients. Estimated Value of Agreements is helpful in evaluating our business because it provides some visibility into future revenue. Our new client subscriptions typically have a term of one to three years, and we generally invoice our clients in monthly installments at the end of each month in the subscription period based on the number of members in such month who were active on or used our solution within a certain period of time, as specified in the applicable client’s agreement. We define Estimated Value of Agreements as contractually committed orders to be invoiced under agreements initially entered into during the relevant period. Agreements are only counted in Estimated Value of Agreements in the period in which they are entered into, and for purposes of this calculation, we assume an average member enrollment rate. Our estimates include assumptions regarding the total recruitable individuals at a client, commencement of enrollment period, enrollment method, starting enrollment rates, monthly increases to enrollment rates over time, contract length, and client size and industry. Estimates also assume the agreement will not be terminated early and will be serviced for the full term, there are no changes to the total recruitable individuals at a client during the relevant period, and no changes to the per participant per month fee during the relevant period. Until such time as these amounts are invoiced, which occurs at the end of each month of service, they are not recorded in revenue, deferred revenue, or elsewhere in our consolidated financial statements.